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                                                                   EXHIBIT 10.26

                     CO-LOCATION AND FACILITIES MANAGEMENT
                              SERVICES AGREEMENT

     This Co-location and Facilities Management Services Agreement (this "Agreement") is made effective as of the 20th day of May, 1999 by and between IDT Corporation, a Delaware corporation having an office at 225 Old New Brunswick Road, Piscataway, NJ and Net2Phone, Inc., a Delaware corporation having an office at 171 Main Street, Hackensack, NJ.

     WHEREAS, IDT has entered into an agreement with 225 Old NB Road, Inc. ("Landlord") pursuant to which IDT uses and occupies approximately 22,000 square feet of space (the "Premises") located within that certain building located at 225 Old New Brunswick Road, Piscataway, New Jersey ("Building"); and,

     WHEREAS, IDT desires to license to Net2Phone, and Net2Phone desires to license from IDT, the right to use and occupy space within the Premises (the "Equipment Space") as shown on Exhibit B attached to and made a part hereof to locate certain internet telephony equipment (the "Equipment"); and

     WHEREAS, IDT has agreed to provide, and Net2Phone desires to receive, co-location and facilities management services based upon the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and in consideration of the foregoing recitals, each of which is incorporated in and made a part of this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1.   PERMISSIBLE USE

     IDT hereby licenses the Equipment Space to Net2Phone, and Net2Phone hereby licenses the Equipment space from IDT upon and subject to the terms, covenants, rentals and conditions herein set forth for the purpose of locating internet telephony equipment therein.

2.   UTILITIES AND TECHNICAL UNDERTAKINGS

     IDT shall at all times during the Term of this Agreement maintain or cause the maintenance of the back-up generator, electrical system and equipment and heating, ventilating and air-conditioning system and equipment (collectively, "Utility Systems") serving the Equipment Space in good condition and repair, adequate at all times to provide, without interruption, all of the Services described in this Agreement.

     IDT currently employs technical staff to maintain and manage technical facilities. Upon Net2Phone's request, IDT's technical staff shall perform necessary technical work related specifically to Net2Phone owned or leased equipment and/or provide technical services to Net2Phone's facilities on a "time and material" basis as set forth in Exhibit A.
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Such work and or services will be performed only at Net2Phone's written request
(including via email) and under Net2Phone's direction.

3. ADDITIONAL TERMS GOVERNING THE USE OF THE EQUIPMENT SPACE; INSTALLATION OF EQUIPMENT

     a. Net2Phone shall not make any construction changes or material alterations to the interior or exterior portions of the Equipment Space or Premises, including building of walls or partitions, drop ceilings, lighting, hvac, plumbing or any electrical distribution or power supplies for equipment. IDT shall exclusively perform and manage any construction or material alterations within the Equipment Space and Premises at rates to be negotiated between the parties hereto, which rates shall not exceed the generally prevailing market rate that is then being charged to perform such services.

     b. Net2Phone's use of the Equipment Space, installation of Equipment, and access to the Premises shall at all times be subject to Net2Phone's adherence to generally accepted industry standards for facility security and rules of conduct provided, however, Net2Phone shall be permitted to use the Equipment Space and shall have access through the Premises to the Equipment Space, twenty-four (24) hours per day, three hundred sixty-five (365) days per year.

     c. Net2Phone shall not market, license or sell co-location services in the Equipment Space to any third party such that Net2Phone is using the Equipment Space to compete with IDT, except that Net2Phone is permitted, subject to IDT's prior written consent, to allow its vendors and customers to co-locate within the Equipment Space if such co-location is needed for purposes of permitting the vendor or customer to connect to Net2Phone's network. However, Net2Phone may not market, license or sell co-location services in the Equipment Space to other local, inter-exchange, long distance carriers, or Internet service providers, or other such service providers or carriers for the purpose of such carriers or service providers utilizing the Premises or the Building as a point of presence from which the service provider or carrier would provision interconnect services to other users within the Premises or the Building. If Net2Phone should provide or attempt to make available to any third party use of the Equipment Space without obtaining the prior written consent of IDT, Net2Phone shall be in breach of this Agreement and IDT may pursue any legal or equitable remedy it is entitled to pursue under Paragraph 9 of this Agreement.

4.   PAYMENT

     a. Net2Phone shall pay IDT a monthly recurring fee for use and occupancy of the Equipment Space (the "Occupancy Fee") as set forth in the attached

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         Exhibit A. If Net2Phone requests that IDT provide services not delineated herein or in Exhibit A, Net2Phone agrees to pay IDT's then current standard charge for such service in effect at the time such service was rendered or such charge as the parties may mutually agree upon prior to the delivery of the service.

     b. Commencing on the Commencement Date, monthly installments of the Occupancy Fee shall be payable in advance on the first day of each calendar month.

     c. Both IDT and Net2Phone agree to reimburse the other for all reasonable repair or restoration costs associated with damage or destruction caused by their own personnel, agents, suppliers, contractors or visitors or as a consequence of any removal of Equipment or other property installed in the Equipment Space or the Premises. Such reimbursement shall be made within thirty (30) days of the damage or destruction.

     d. The monthly charges for all services used shall be payable in U.S. dollars within thirty (30) days from the date of IDT's invoice. Payment shall be remitted to IDT at the address set forth in Paragraph 13 and will not be deemed to have been made until the funds are received by IDT.

     e. Any payment (including monthly service charges due under this Paragraph or any other amount due hereunder) not made when due will be subject to a late charge or one and one-half percent (1.5%) per month.

5.   HOURLY RATES FOR ADDITIONAL SERVICES

     When IDT technical support assistance is requested by Net2Phone for resolution or coordination of problems, Net2Phone agrees to pay IDT a per hour rate set forth in Exhibit A. IDT will inform Net2Phone in advance, if any services to be performed by IDT for Net2Phone are billable and IDT will provide Net2Phone with a reasonable estimate prior to performance of the services. For any services that it may require, Net2Phone shall contact IDT customer service as specified in Paragraph 13.

6.   INTERCONNECT SERVICES

     a. IDT shall arrange for all interconnection facilities within the Premises. All interconnection facilities arranged by IDT shall be provisioned solely to the Net2Phone occupied Equipment Space within the Premises. All costs and arrangements for local interconnects will be Net2Phone's responsibility, unless otherwise agreed to by the parties in writing. When Net2Phone utilizes IDT's services under this Paragraph 6(a), Net2Phone's facilities management personnel must coordinate with IDT in the exchange of technical information relating to their requirements for local interconnect in order for IDT to provide the necessary support to Net2Phone with the provisioning and installation of the interconnect

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         facilities. In addition, for all services to be provided by IDT under this Paragraph 6(a), Net2Phone agrees to provide IDT notice at least ten (10) days prior to the commencement date of the services. Coordination regarding exchange of technical information relating to local interconnects shall be provided to IDT as specified in Paragraph 13.

     b. Upon Net2Phone's written request, IDT shall, on an as required basis, provide cross-connect services to Net2Phone to allow Net2Phone to interconnect with the various local exchange and competitive access providers that are located within the meet-me area of the Premises. In such event, IDT shall invoice and Net2Phone shall pay to IDT the Dispatch Labor Charges as specified in Exhibit A.

     c. Upon Net2Phone's written request, IDT shall, on an as required basis, act as Net2Phone's agent in the turning-up of local interconnects and to provide on-going loop maintenance between the Premises and any third-party facilities of Net2Phone's customers. In such event, IDT shall invoice and Net2Phone shall pay to IDT the Dispatch Labor Charges as specified in Exhibit A.

     d. All interconnects must be at the OC3, STM-1, DS3, or DS1 level utilizing up to 28 T1's per DS3, 24 ports per DS1. The interface point for IDT's service will be IDT's DSX "CROSS-CONNECT" panel.

7.   FORCE MAJEURE

     Neither party shall be liable for any failure or delay in performance to the extent caused by causes beyond its reasonable control, including, without limitation, labor disputes, fires or other casualties, weather or natural disasters, damage to facilities, or the conduct of third parties ("Force Majeure").

8.   EMERGENCIES AND INTERRUPTIONS

     a. In case of an interruption or failure of any of the services furnished hereunder, including but not limited to power, back-up power, hvac, transmission and internet services (the "Services"), IDT shall use commercially reasonable efforts to restore service as soon as possible. If IDT elects, it may substitute a reasonably equivalent service. IDT's liability for all mistakes, errors, omissions, interruptions, delays or defects in Services occurring in the course of engineering, installation and operation of its system or the provision of Services shall in no event exceed the charges paid by Net2Phone for the Services during the two months preceding the outage. In no event shall IDT be liable for any special, consequential or incidental damages.

     b. In the event Net2Phone experiences an interruption of power services for any cause within IDT's control, which results in the loss of Net2Phone's

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         service for a period of twenty-four (24) hours or more in any single event or for more than ninety-six (96) hours in any consecutive six (6) month period, or if IDT fails to promptly commence or diligently pursue restoration of any interrupted power services, Net2Phone shall have the right to terminate this Agreement upon ten (10) days notice to IDT.

     c. In the event Net2Phone experiences an interruption of back-up power which is the direct result of IDT's Landlord's negligence or willful misconduct, IDT shall pay to Net2Phone, it's proportionate share (based upon the ratio of the gross area of the Equipment Space to the gross area of the Premises) of any damages collected by IDT from its Landlord for such interruption of back-up power.

     d. IDT shall at all times during the term of this Agreement maintain a required operating temperature of 65-87 degrees Fahrenheit. In the event Net2Phone experiences an interruption of hvac services for any cause within IDT's control, which lasts for more than one (1) day, the Occupancy Fee shall be abated from the second day until the date on which such hvac services are restored, and if such hvac services are not restored within ten (10) days, or if IDT fails to promptly commence or diligently pursue restoration of the interrupted hvac services, Net2Phone shall have the right to terminate this Agreement upon ten
         (10) days notice to IDT.

     e. In the event Net2Phone experiences an interruption of transmission services for reasons other than Force Majeure which results in the loss of Net2Phone's service for a period of seventy-two (72) hours or more in any single event or for more than one hundred sixty-eight (168) hours in any consecutive six (6) month period, Net2Phone shall have the right to terminate this Agreement upon ten (10) days notice to IDT.

9.   DEFAULT.

     a. Either party shall be in default if it fails to timely perform its material obligations under this Agreement or becomes the subject of any voluntary proceedings under any bankruptcy or insolvency laws, or becomes the subject of any involuntary proceedings under any bankruptcy or involvency laws which are not dismissed or withdrawn within sixty
         (60) days after the filing thereof. Upon such default by a party (other than a service interruption as described in Paragraph 9 hereof), the other party shall provide written notice to the defaulting party within ten (10) days of such default, allowing thirty (30) days for the default to be cured. If the default is not cured within that thirty
         (30) days, the non-defaulting party may, upon ten (10) days notice to the other, terminate this Agreement, and pursue all other available remedies at law and in equity, all of which shall be cumulative.

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

     b. If this Agreement or any addendum is terminated by IDT during the Term as a result of Net2Phone's material default or is terminated by Net2Phone in the absence of a material default hereunder by IDT (in either case, an "Net2Phone Termination"), Net2Phone shall be liable to IDT for liquidated damages (due to the difficulty in projecting and establishing actual damages) for the terminated Services, as provided for below:

         i. If a Net2Phone Termination occurs within twenty-four (24) months from the Commencement Date, then, Net2Phone shall pay to IDT forty (40%) percent of the monthly Occupancy and related Fees for the remainder of the Term.

         ii. If a Net2Phone Termination occurs after twenty-four (24) months but prior to forty-eight (48) months from the Commencement Date, then, Net2Phone shall pay to IDT twenty (20%) percent of the monthly Occupancy and related Fees for the remainder of the Term.

         iii. If a Net2Phone Termination occurs after forty-eight (48) months but prior to sixty (60) months from the Commencement Date, then Net2Phone shall pay to IDT ten (10%) percent of the monthly Occupancy and related Fees for the remainder of the Term.

     c. Only in the event of a Net2Phone default and subsequent to an IDT termination of the Services for cause, the parties shall agree upon the amount of any reconnect charges, increase in service rates and/or security deposit required hereunder, prior to any reinstatement of the Services by IDT; it being understood, however, that in the event of a termination by IDT for cause, IDT may sell the Services to others.

     d. Upon termination or expiration of the Term of this Agreement, Net2Phone agrees to remove the Equipment and other property which was installed by Net2Phone or Net2Phone's agents. Net2Phone shall promptly reimburse IDT for all costs associated with the repair and restoration of the Equipment Space, the Premises and the Building affected by the removal of such Equipment. In the event such Equipment or property has not been removed within fifteen (15) days following the effective termination or expiration date, IDT shall have the right to remove, relocate, or otherwise store such Equipment or property at Net2Phone's expense.

10.  TERM OF THIS AGREEMENT

     The term (the "Term") of this Agreement shall be for a period of three (3) years commencing on the effective date of this Agreement (the "Commencement Date"). After the expiration of such three (3) year period, this Agreement shall remain in force on a month to month basis until terminated by either party upon thirty (30) days written notice.

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

11.  APPROVALS

     Net2Phone shall be responsible to obtain and maintain all approvals and permits necessary for Net2Phone's use of the Equipment Space.

12.  INDEMNIFICATION

     The parties shall indemnify each other against all losses, claims damages, expenses and liabilities (including reasonable attorneys' fees and court costs) to extent caused by a willful or negligent act or omission of such party.

13.  NOTICES AND OTHER COMMUNICATIONS

     a. Documentation and coordination regarding exchange of technical information relating to local interconnects, and notification for assistance, resolution or coordination of service, and other notices under this Agreement shall be sent to:

         If to IDT:

         Kathy Timko
         IDT Corporation
         225 Old New Brunswick Road
         Piscataway, New Jersey

         And if of a legal nature:

         Copy to:

         IDT Legal Department
         190 Main Street
         Hackensack, New Jersey

         If to Net2Phone:

         Gary Lundner
         Net2Phone, Inc.
         171 Main Street
         Hackensack, New Jersey

         And if of a legal nature:

         Copy to:

         Net2Phone Legal Department
         171 Main Street
         Hackensack, New Jersey

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

14.  INSURANCE

     a. Net2Phone agrees to maintain, at Net2Phone's expense, during the entire time this Agreement is in effect for the Premises (i) Comprehensive General Liability Insurance in an amount not less than one million dollars ($1,000,000.00) per occurrence for bodily injury or property damage, (ii) Employer's Liability in an amount not less than one million dollars ($1,000,000.00) per occurrence, (iii) Worker's Compensation in an amount not less than that prescribed by statutory limits, and (iv) adequate insurance coverage to protect Net2Phone owned Equipment and property installed within the Equipment Space. Under no circumstances shall IDT be obligated to provide insurance coverage for any Net2Phone owned Equipment or property installed within the IDT Premises. However, Net2Phone may satisfy the foregoing insurance obligations under the existing policies of insurance of IDT, at IDT's discretion, so long as Net2Phone qualifies as a subsidiary of IDT as defined in such policies of insurance; in which event, Net2Phone shall be responsible for the Net2Phone portion of the cost to IDT of such insurance. Net2Phone shall furnish IDT with certificates of insurance which evidence the minimum levels of insurance set forth herein and which, if not an IDT policy, name IDT as an additional insured upon request by IDT.

     b. IDT agrees to maintain, at IDT's expense, during the entire time this Agreement is in effect (i) Comprehensive General Liability Insurance in an amount not less than one million dollars ($1,000,000.00) per occurrence for bodily injury or property damage, (ii) Employer's Liability in an amount not less than Five Hundred Thousand Dollars ($500,000.00) per occurrence, and (iii) Worker's Compensation in an amount not less than that prescribed by statutory limits. IDT shall furnish Net2Phone with certificates of insurance which evidence the minimum levels of insurance set forth herein upon request.

15.  MISCELLANEOUS

     a. This Agreement may not be assigned by either party in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that Net2Phone and IDT shall have the right to assign this Agreement to an affiliate or division, provided that IDT or Net2Phone exercise management control over and/or own a controlling interest in or are under common control with such affiliate or division. Notwithstanding the foregoing restriction on the assignment of this Agreement, (i) any direct or indirect transfer of the share capital of IDT or Net2Phone shall not be considered an assignment of this Agreement, and (ii) both IDT and Net2Phone shall have the unrestricted right to assign its rights and obligations under this Agreement to any individual, corporation or other business entity which acquires all or substantially all of its shares or assets and upon such assignment, the

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         assigning party shall be released of all of its obligations under this
         Agreement arising from and after the date of such assignment.

     b. The terms and provisions of this Agreement may only be waived, modified or changed by an amendment in writing signed by both parties hereto. No failure by either party to insist upon the other's performance of any obligation hereunder shall constitute a waiver of the obligation unless in writing.

     c. If any provision of this Agreement shall be determined to be invalid or unenforceable, the remainder of the Agreement shall continue in full force and effect.

     d. This Agreement and the rights and obligations of the parties hereto shall be governed in all respects by the laws of the State of New Jersey (without regard to the principles of conflicts of laws). Each party shall comply with all applicable federal, state and local laws. The parties hereby solely subject themselves to the jurisdiction of the State of New Jersey, for the resolution of any dispute arising hereunder and agree that venue in any suit filed in those courts shall be proper.

     e. This Agreement may be executed in two or more counterparts, each of which shall be an original, and all of which, taken together, shall constitute one and the same Agreement.

     f. Both IDT and Net2Phone each represent and warrant to the other that the person executing this Agreement (or any amendments and changes) on its behalf is its duly authorized representative.

     g. Net2Phone covenants and represents that it has negotiated this Agreement directly with IDT, and has not acted by implication or otherwise to authorize or authorized any other broker, salesman, or finder to act for it in the negotiation and execution of this Agreement and agrees to defend, indemnify and hold harmless IDT from any and all claims by any such broker, salesman or finder for a commission or finder's fee as a result of Net2Phone having entered into this Agreement.

     h. This Agreement and any documents attached hereto constitute the entire Agreement between the parties and supersede all prior agreements, whether written or oral, with respect to the subject matter contained herein. In case of any conflict between this Agreement and the terms of any documents attached hereto, the terms of the documents attached shall control insofar as the services covered thereby are concerned.

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     IN WITNESS WHEREOF, the undersigned hereby acknowledges that they have read and fully understand the foregoing Agreement and, further, that they agree to each of the terms and conditions contained herein.

Agreed and Accepted:
Net2Phone, Inc.

By: /s/ David Greenblatt                Print: David Greenblatt
    -----------------------------              ---------------------------------

Date: 5/20/99                           Title: Chief Operating Officer
      ---------------------------              ---------------------------------



Agreed and Accepted:
IDT Corporation

By: /s/ Joyce Mason                     Print: Joyce Mason
    -----------------------------              ---------------------------------

Date: 5/20/99                           Title: Senior Vice Presdient & Secretary
      ---------------------------              ---------------------------------

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

                               Exhibit A- RATES

CO-LOCATION AND FACILITIES MANAGEMENT SERVICE AGREEMENT

CLIENT:  Net2Phone

1.  Address of Co-location Center:  225 Old New Brunswick Road, Piscataway, NJ
    -----------------------------

2.  Initial Space Allocation:  14 racks.
    ------------------------

3.  Initial Term: Years (3) years.
    -------------

4.  Monthly Recurring Occupancy Fees:  $600 per month, per rack
    ---------------------------------

5.  Additional Occupancy Fees:  Payable at the times and in the amounts as
    --------------------------
    agreed by Net2Phone and IDT when additional services are requested by Net2Phone.

6.  Dispatch Labor Charges:  The following charges apply to work done on
    -----------------------
    Net2Phone's behalf on Net2Phone equipment located in the Equipment space ("Dispatch Labor Charges").

         a. Normal IDT business hours (Mon. - Fri. 8:00 a.m. to 5:00 p.m. except IDT holidays) will be billed to Net2Phone at the rate of $75.00 per hour with a one (1) hour minimum.

         b. Off-hour support shall be billed at a rate of $125.00 per hours with a two (2) hour minimum (All other times and IDT holidays).

         c. Dispatch Labor Charges apply only if Net2Phone's requests and authorizes dispatch of IDT personnel to perform work on Net2Phone's behalf. IDT reserves the right to accept or reject any such requests. IDT dispatch of personnel to work on Net2Phone's equipment is also premised on Net2Phone furnishing instruction to IDT prior to commencement of any work.

7.  Additional space within the Premises:  Additional space made available to
    -------------------------------------
    Net2Phone by IDT will be provided to Net2Phone according to the terms, conditions and rates in force at the time of the Net2Phone request.

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